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                                                                    Exhibit 99.1


                             ARROW ELECTRONICS, INC.

                      ANNOUNCES EXERCISE OF OVER-ALLOTMENT

FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, March 1, 2004 -- Arrow Electronics, Inc. (NYSE:ARW) today announced that the underwriters of its previously announced public offering of 12,000,000 shares of common stock have exercised in full their over-allotment option to purchase 1,800,000 additional shares of common stock at a price to the public of $23.50 per share. After giving effect to the exercise of the over-allotment option, the company expects to receive total net proceeds, before estimated offering expenses, of $312,949,500. The over-allotment offering is expected to close today, March 1, 2004.

Joint book runners of the offering are Morgan Stanley & Co. and Credit Suisse First Boston; Goldman, Sachs & Co. is acting as joint lead manager; and Banc of America Securities LLC and J.P. Morgan are acting as co-managers. Copies of the final prospectus relating to the offering may be obtained from the Prospectus Department, Morgan Stanley, 1585 Broadway, New York, New York 10036 or from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629, telephone number 212-325-2580.

The shares are being offered under a shelf registration statement previously filed and declared effective with the Securities and Exchange Commission. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of solutions and services to the technology sector. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 18 distribution centers in 41 countries.

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Contact:   Eileen M. O'Connor
           Vice President, Investor Relations
           631-847-5740